SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934.

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14c-5(d)(2)]
[ ]	Definitive Information Statement

ALR TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter.)

Commission File number 000-30414

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
	2.	Form, Schedule or Registration Statement No.
	3.	Filing Party:
	4.	Date Filed:

ALR TECHNOLOGIES INC.
7400 Beaufont Springs Drive
Suite 300
Richmond Virginia, 23225
(804) 554-3500

INFORMATION STATEMENT

Introduction

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.001 par value per share and the preferred stock, $0.001 par value per share, of ALR Technologies Inc., a Nevada corporation, which we refer to herein as "ALRT," "company," "we," "our" or "us." The mailing date of this Information Statement is on or about May 15, 2015. The Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to notify our stockholders of actions we are amending our Articles of Incorporation ("Articles of Incorporation") to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to two billion shares (2,000,000,000) shares, par value $0.001 per share.

On April 30, 2015, the "Record Date" for determining the identity of stockholders who are entitled to receive this Information Statement, we had 242,777,909 shares of common stock issued and outstanding and no shares of preferred stock outstanding. The common stock constitute the sole outstanding class of ALRT voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements it may have under the Nevada Revised Statutes. No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Nevada Revised Statutes are afforded to the Company's stockholders as a result of the adoption of this corporate action

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On May 11, 2015, certain stockholders who beneficially owned 122,998,482, or approximately 50.66%, of the combined voting power of the common stock consented in writing to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to two billion shares (2,000,000,000) shares, par value $0.001 per share.

On April 22, 2015, in connection with the approval of a financial proposal, our board of directors approved an increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to two billion shares (2,000,000,000) shares, par value $0.001 per share.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken. In addition, pursuant to the laws of Nevada, the actions to be taken by majority written consent in lieu of a special stockholders meeting do not create appraisal or dissenters' rights.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until twenty (20) days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

This information statement is being mailed or otherwise furnished to our stockholders of records in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock to:

1.	Amend our Articles of Incorporation to increase the number of authorized shares of common stock from five hundred million shares (500,000,000) to two billion shares (2,000,000,000) shares, par value $0.001 per share.

This information statement is being first sent to stockholders on or about May 21, 2015. We anticipate that the amendments to our articles of incorporation increasing the authorized share capital will become effective on or about, June 11, 2015, twenty-one (31) days after mailing. Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), the corporate action cannot take effect until 20 days after this Information Statement is sent to the our stockholders. We expect to file an amend to our articles of incorporation increasing the authorized share capital with the Nevada Secretary of State approximately twenty (20) days after mailing which is anticipated to be on or about June 11, 2015.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

Approval to amend and restate the current Articles of Incorporation of the Company under the Nevada Revised Statutes ("NRS") requires the affirmative vote of the holders of a majority of the voting power of the Company.

On April 30, 2015, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 242,777,909 shares of common stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. The common stock constitutes the sole outstanding class of ALRT voting securities. The proposed amendment requires the approval of a majority of the voting power of the Company.

The transfer agent for the common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

On May 11, 2015, three (3) shareholders (Sidney Chan, Christine Kan, Mercur IT Solutions Inc.) holding a majority of our voting power or 122,998,482 number votes (50.66% of the total voting power) executed a written consent approving the amendment to the articles of incorporation to increase the authorized shares of common stock to 2,000,000,000 shares of common stock with a par value of $0.001 per share.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock. The Form 10-K for the year ending December 31, 2014 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference. We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to amend our Articles of Incorporation.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of December 31, 2014, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Sidney Chan	348,498,582[1]	Chief Executive Officer, Chief Financial Officer, Member and Chairman of the Board of Directors	70.7%

William Smith	4,000,000[2]	President, and a member of the Board of Directors	0.8%

Dr. Alfonso Salas	1,577,738[3]	Member of the Board of Directors	0.3%

Kenneth Robulak	2,540,000[4]	Member of the Board of Directors	0.4%

Peter Stafford	1,000,000[5]	Member of the Board of Directors	0.2%

Ronald Cheng	1,705,800[6]	Member of the Board of Directors	0.3%

All Officers and Directors	358,994,382		72.7%
as a group (5 people)

[1]
Mr. Chan owns 14,845,000 shares of common stock and holds the following options to acquire shares of common stock at an exercise price of $0.03 per share:
•  35,750,000 until March 6, 2016
•  64,250,000 until December 28, 2017
•  83,333,400 until April 1, 2019

Mr. Chan's spouse owns 103,653,482 shares of common stock and holds the following options to acquire shares of common stock at an exercise price of $0.03 per share:
•    20,000,000 until March 7, 2015
•    26,666,700 until April 1, 2019

Mr. Chan and his spouse control KRS Retraction Limited, which owns 500,000 shares of common stock.

If their options to acquire common shares were be exercised by Mr. Chan and his wife, they would own over 50% of our common shares.

[2]	Mr. Smith owns 2,500,000 shares of common stock. Mr. Smith holds the option to acquire 1,500,000 shares of common stock at a price of $0.03 for a term of five years until April 19, 2019.

[3]	Dr. Salas owns 1,577,738 shares of common stock.

[4]
Mr. Robulak owns 1,190,000 shares of common stock. Mr. Robulak holds for option to acquire 250,000 shares of common stock at an exercise price of $0.03 per share for five years until August 21, 2017, 100,000 shares of common stock at $0.03 until May 23, 2016 and 1,000,000 shares of common stock until July 25, 2014.

[5]	Mr. Stafford owns 500,000 shares of common stock. Mr. Stafford holds the option to acquire 500,000 shares of common stock at a price of $0.03 per share until August 1, 2019.

[6]	Mr. Cheng owns 1,205,800 shares of common stock. Mr. Cheng holds the option to acquire 500,000 shares of common stock at a price of $0.03 per share until August 1, 2019.

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control.

Reasons for the Amendment

We are currently authorized to issue 500,000,000 shares of common stock. Currently, there are 242,777,909 shares of common stock and the option to acquire 250,150,100 shares outstanding. After the increase in the authorized number of shares of common stock, there will be available for issuance, 1,507,071,991 shares of our common stock. The par value of our shares of common stock will remain $0.001 per share. The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. The share increase amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock would remain unchanged under the Share Increase Amendment.

The Board of Directors has received a proposal for financing from the Chairman of the Board of Directors to increase the borrowing limit available on the existing line of credit arrangement by $1,500,000, which will provide financing to support operations of the Company for the next twelve months. Under the terms of the proposal, the Company would be required to issue the Chairman and his spouse the option to acquire an additional 330,000,100 shares of common stock. The Board of Directors believes it is prudent to increase the authorized shares of common stock at this time as it will enable the proposal for financing to be accepted.

Aside from the proposed transaction above, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible additional future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our Common Stock.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock or securities convertible into or exercisable for shares of common stock. Accordingly, the issuance of additional shares of our common stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed amendment to the Articles of Incorporation does not change the terms of the common stock. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Vote Obtained

The following individuals own the number of shares and percentages set forth opposite their names:

Sidney Chan	14,845,000	6.11%
Christine Kan	103,153,482	42.49%
Mercur IT Solutions Inc.	5,000,000	2.06%
Total	122,998,482	50.66%

On May 11, 2015, the foregoing persons or entities executed a written consent approving the amendment to the articles of incorporation to: (1) increase the authorized shares of common stock to 500,000,000 shares.

Certain Matters Related to the Proposal

The amendments to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company's shareholders.

Interests of Certain Persons in Favor or Opposed to Increase the Authorized Shares of Common Stock.

No officer or director will receive any direct or indirect benefit from the increase in the number of authorized shares of common stock except as immediately described below.

Sidney Chan, the Chairman and Chief Executive Officer of the Company, has submitted a proposal to the Board of Directors to increase the borrowing limit available on the existing line of credit arrangement by $1,500,000, from $5,500,000 to $7,000,000. Under the terms of the proposal, as consideration for the increase in the borrowing limit, the Company would grant Mr. Chan the option to acquire an additional 330,000,100 shares of common stock. The Board of Directors have recommended the shareholders increase the authorized shares of common stock.

No officer or director or any person has notified the Company that it intends to oppose the increase of the authorized shares of common stock or the creation of the class of preferred shares.

Additional Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the requirements thereof, file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of these reports, proxy statements and other information can be obtained at the SEC's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Additionally, these filings may be viewed at the SEC's website at http://www.sec.gov.

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2014;

2.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; and

4.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

It is anticipated that the amendment to the Articles of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State for the State of Nevada, which filing is expected to occur approximately twenty-one days after this Information Statement is mailed to you.

ALR TECHNOLOGIES, INC.

Sidney Chan, Chairman of the Board of Directors
May 11, 2015